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                                                                    EXHIBIT 99.1

                               [AUSPEX LETTERHEAD]


                                                         FOR INFORMATION CONTACT
                                                              Investor Relations
                                                                (408) 566-2113

AUSPEX SYSTEMS, INC. ANNOUNCES THE CESSATION OF SALES & DEVELOPMENT OPERATIONS

Auspex Systems Inc. (NASD: ASPX) ("Auspex") announced on Tuesday, April 22, 2003 that it has filed a voluntary petition for Chapter 11 liquidation with the U.S. Bankruptcy Court for the Northern District of California, San Jose Division.

Auspex intends to continue the customer services operations by retaining certain employees in the Auspex customer service support center, parts logistics and field support operations, and to retain certain employees to facilitate the sale and liquidation of substantially all or part of its assets. This includes the sale of Auspex intellectual property including the Network Attached Storage
(NAS) operating system and NAS applications, features and functions and the assignment of certain vendors and other constituents.

In conjunction with the filing, Auspex has terminated all but approximately 27 people. The majority of the remaining employees will be engaged in the ongoing customer support operations. Other retained employees will facilitate the sale of substantially all of the assets, insure an orderly conclusion to operations and maintain cash management programs.

In accordance with applicable law and court orders, vendors and suppliers who provided goods and services before today's filing may have pre-petition claims, which will be frozen pending court authorization of payment.

ABOUT AUSPEX

Auspex introduced the world's first Network Attached Storage (NAS) server shortly after its founding in 1987, creating a new breed of storage appliance offering significant performance and administrative benefits over general-purpose file servers. Auspex's enterprise-class network servers are used worldwide for consolidated information storage and delivery. Auspex also is leading the convergence of NAS with Storage Area Networks (SANs) with the NSc3000 Network Storage Controller, the first multivendor SAN-to-NAS gateway. The company is headquartered in Santa Clara, California. Its shares are traded on the NASDAQ under the symbol ASPX. For more information, call 800-4AUSPEX (800-428-7739) or 408-566-2000, or visit www.auspex.com.